Exhibit 99.1

CONTACT:	Investor Relations
404-715-2170, investorrelations@delta.com

Corporate Communications
404-715-2554, media@delta.com

Delta Air Lines Declares Quarterly Dividend

ATLANTA, June 15, 2023 /PRNewswire/ -- Delta Air Lines' (NYSE:DAL) Board of Directors today declared a quarterly dividend of $0.10 per share. The dividend is payable to shareholders of record as of the close of business on July 17, 2023, and will be paid on August 7, 2023.

This resumption of Delta’s quarterly dividend following the suspension of the program in March 2020 reflects Delta’s progress on its three-year financial plan, including over $10 billion of debt repayment over the last two years.

About Delta

No one better connects the world

Through the warmth and service of the Delta Air Lines (NYSE: DAL) people and the power of innovation, Delta never stops looking for ways to make every trip feel tailored to every customer.

More than 90,000 Delta people lead the way in delivering a world-class customer experience on over 4,000 daily flights to more than 275 destinations on six continents, connecting people to places and to each other.

Delta is committed to safely serving as many as 200 million customers annually, with industry-leading customer service innovation and reliability – recognized as North America’s most on-time airline. We’re dedicated to ensuring that the future of travel is connected, personalized and enjoyable. Our people’s genuine and enduring motivation is to make every customer feel welcomed and respected across every point of their journey with us.